UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2008

AmerInst Insurance Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	000-28249	98-0207447
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Cedar Management Limited

25 Church Street, Continental Building

P.O. Box HM 1601, Hamilton, Bermuda HMGX

(Address of Principal Executive Office) (Zip Code)

(441) 296-3973

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On December 12, 2008, the board of directors (the “Board”) of AmerInst Insurance Group, Ltd. (“AmerInst”), amended and restated AmerInst’s Statement of Stock Ownership Policy, attached hereto as Exhibit 4.1. All Board-imposed restrictions on the beneficial ownership and transfer of AmerInst’s common stock were removed except that the number of shares of common stock of AmerInst that may be beneficially owned (as defined in Rules 16a-1 and 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by any shareholder shall be limited to 20,000 shares.

Item 8.01	Other Events.

The Board has received informal indications from certain members of CNA Financial Corporation (“CNA”) that at this time it is CNA’s intent not to renew CNA’s reinsurance agreement with AmerInst (the “Agreement”) after the term of the Agreement expiring on December 31, 2009. AmerInst has not yet received any formal notification of CNA’s intent to not renew the Agreement.

AmerInst’s underwriting profitability is substantially dependent upon the policy pricing, risk selection and claims administration functions exclusively controlled and performed by CNA, the officially endorsed insurer for the Professional Liability Insurance Plan sponsored by the American Institute of Certified Public Accountants (the “AICPA Plan”). Neither AmerInst nor any of its subsidiaries has any contractual right to act as a reinsurer or in any other capacity incident to the AICPA Plan. If the Agreement is not renewed and AmerInst is therefore unable to participate in the AICPA Plan, AmerInst’s ability to generate revenue would be significantly harmed.

On December 12, 2008, in response to the possible non-renewal of the Agreement, the Board authorized AmerInst’s Underwriting, Actuarial and Reinsurance Committee to discuss with CNA the terms and potential termination of the Agreement, and authorized the Business Development Committee to consider other business opportunities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Amended and Restated Statement of Stock Ownership Policy dated December 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERINST INSURANCE GROUP, LTD.

By:	/s/ Irvin F. Diamond
Irvin F. Diamond
Chairman of the Board

Date: December 18, 2008